EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Perficient, Inc.:

We consent to the use of our report with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated herein by reference.

Our report dated February 29, 2012, on the effectiveness of internal control over financial reporting as of December 31, 2011, contains an explanatory paragraph that states that the Company acquired Exervio Consulting, Inc. (Exervio) and JCB Partners, LLC (JCB) in April and July 2011, respectively, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2011, Exervio’s and JCB’s internal control over financial reporting associated with 12% and 8% of the Company’s total assets and total revenues, respectively, included in the consolidated financial statements of the Company as of and for the year ended December 31, 2011. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Exervio and JCB.

/s/ KPMG LLP

St. Louis, Missouri
August 20, 2012